For Information Contact
Jay Nielsen, CFO
National Beef Packing Company, LLC
(816) 713-8504

U.S. Premium Beef, LLC, National Beef Packing Company, LLC, and Brawley Beef, LLC
Announce Letter of Intent to Acquire the Business of Brawley Beef, LLC

            KANSAS CITY, Missouri, March 10, 2006 - National Beef Packing Company, LLC ("National Beef"), and its majority owner, U.S. Premium Beef, LLC ("USPB"), today announced that USPB has entered into a non-binding Letter of Intent to acquire the business of Brawley Beef, LLC ("Brawley Beef").  The parties expect to enter into a definitive agreement following due diligence.   It is anticipated that National Beef would own and operate the Brawley Beef business.  Additional terms were not disclosed.

            Brawley Beef is an alliance of cattle producers in Arizona and California who supply its meat packing operations with more than 400,000 animals per year. The company produces upscale custom cuts to retail customers. Brawley Beef was formed by its suppliers in 2001 and operates in Brawley, California with a new state of the art beef processing facility.  For more information please visit www.brawleybeef.com.

            National Beef Packing Company, LLC is the fourth largest beef processing company in the United States.  National Beef processes, packages, and delivers fresh beef for sale to customers in the United States and international markets.  Its products include boxed beef, and value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef, and portion control beef.  For more information please visit www.nationalbeef.com.

            U.S. Premium Beef, LLC is the majority owner of the nation's fourth largest beef processor, National Beef, which processes approximately 12% of the U.S. fed beef supply at its plants in Liberal and Dodge City, Kansas.  More than 2,000 producers from 33 states have joined USPB to market cattle on the company's high quality grid. Beef products from USPB member cattle are marketed under numerous brand names including National Black Angus Beef™, Black Canyon® Angus Beef, Certified Premium Beef™, Naturewell™ Natural Beef, Certified Angus Beef®, Certified Angus Beef® Prime and Certified Hereford Beef®. People who are interested in learning more about USPB should visit the company's homepage at www.uspremiumbeef.com.

            Safe Harbor Forward Looking Statement: USPB and National Beef are including the following cautionary statement in this news release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the potential acquisition of the business of Brawley Beef, LLC and are based on the current expectations and assumptions of USPB and National Beef, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by USPB and National Beef. These factors also include, but are not limited to, the potential inability to enter into a definitive agreement or cattle supply agreements, the potential failure to close the transaction after a definitive agreement is entered into and the potential inability to receive the anticipated benefits from the proposed transaction.  In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.